EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2012 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Xyratex Ltd’s Annual Report on Form 20-F for the year ended November 30, 2011.

/s/ PRICEWATERHOUSECOOPERS LLP

Southampton
England
November 14, 2012